Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization
Toasttab Ireland Limited	Ireland
Toast Capital LLC	Delaware
Toast Processing Services LLC	Delaware
Toast MSC, Inc.	Massachusetts
Stratex HoldCo, LLC	Delaware
OAE Software, LLC	Illinois
Strategy Execution Partners LLC	Delaware
xtra CHEF, LLC	Delaware
Toast Tab Private Limited	India
Toast International, Inc.	Delaware
Toasttab UK Limited	United Kingdom
Toast Canada, Inc.	Canada
Toast Employee Cloud, Inc.	Delaware
Toast Insurance Services, Inc.	Delaware
Sling Inc.	Delaware
Sling ehf.	Iceland
Delphi Display Systems, Inc.	Delaware
Toast Tab Poland sp.zo.o.	Poland